Ply Gem Reports Fourth Quarter and Full Year 2015 Results

Cary, NC (BUSINESS WIRE) March 14, 2016 - Ply Gem Holdings, Inc. (“Ply Gem” or the “Company”) (NYSE: PGEM), a leading manufacturer of exterior building products in North America, today announced financial results for the quarter and year ended December 31, 2015.

Fourth Quarter 2015 Highlights

•	Operating earnings increased $21.0 million to $28.9 million compared to the fourth quarter of 2014, a 265.0% increase.

•	Adjusted EBITDA was $43.2 million compared to $26.0 million for the fourth quarter of 2014.

•	Adjusted earnings (loss) per share was $0.14 for the fourth quarter of 2015 compared to ($0.29) for the fourth quarter of 2014.

•	Total net sales for the fourth quarter decreased 4.4% to $430.5 million as a result of four fewer ship days based on our fiscal calendar and foreign currency headwinds.

2015 Year End Highlights

•	Operating earnings increased $61.0 million to $122.5 million compared to 2014.

•	Record adjusted EBITDA of $184.6 million compared to $124.2 million for 2014.

•	Adjusted earnings (loss) per share was $0.66 for the year ended 2015 compared to ($0.12) for the year ended 2014.

•	Total net sales for 2015 increased 17.4% to $1,839.7 million including acquisitions.

•	2015 cash interest coverage ratio improved to 3.1x.

•	Leverage ratio reduced to 5.2x during 2015.

“I am pleased with our fourth quarter financial and operating performance. Both businesses continued to make substantial contributions to adjusted EBITDA and allowed us to deliver the seventh consecutive quarterly year-over-year growth of adjusted EBITDA,” said Gary E. Robinette, Ply Gem’s Chairman and CEO. “Throughout 2015, our teams delivered profitable growth through operating performance initiatives, successful integration of acquisitions, improved product pricing and cost discipline. As a result, Ply Gem achieved a record annual adjusted EBITDA in excess of $184 million.”

Commenting on the Company’s results, Shawn K. Poe, Ply Gem’s Chief Financial Officer added, “In the fourth quarter, we continued to drive financial improvements and profitability within our business segments. Excluding the impact of acquisitions, we achieved a 490 basis point improvement in our gross profit margin and our incremental year-over-year quarterly adjusted EBITDA grew 63.7%. As a result of our strong performance during 2015, we strengthened our balance sheet by generating in excess of $139 million in cash flow from operations and we ended the year with $109 million in cash on hand and in excess of $300 million of liquidity. Furthermore, during 2015, we improved our debt leverage ratio by over 3 turns.”

Fourth Quarter 2015 Financial Results
Net sales decreased $19.7 million, or 4.4%, to $430.5 million compared to $450.1 million for the fourth quarter of 2014. The timing of our fiscal calendar resulted in four fewer ship days during the fourth quarter of 2015 compared to the fourth quarter of 2014 causing a sales decrease of $22.0 million. In addition, the net sales decrease resulted from unfavorable market conditions in Canada and unfavorable foreign currency exchange rates which negatively impacted net sales by $7.4 million, partially offset by a 5.0% net sales increase for our U.S. business.

Gross profit increased $17.9 million during the quarter ended December 31, 2015. Gross profit margin was 23.2%, which represented an increase of 500 basis points from the fourth quarter of 2014. The increase in gross profit margin was favorably impacted by improved selling prices, favorable commodity prices and our Canyon Stone acquisition which contributed a gross profit of $1.9 million for the fourth quarter of 2015. Excluding acquisitions, our gross profit would have increased $16.0 million relative to the fourth quarter of 2014.

Operating earnings were $28.9 million, an improvement of $21.0 million from the fourth quarter of 2014 from the improved gross profit margins in all of our businesses.

Adjusted EBITDA was $43.2 million compared to $26.0 million in the fourth quarter of 2014. Net income was $9.1 million compared to ($12.5) million for the fourth quarter of 2014. Our EPS for the fourth quarter of 2015 was $0.13 as compared to ($0.18) for the comparable period in 2014, and Adjusted EPS for the fourth quarter of 2015 was $0.14 as compared to ($0.29) for the comparable period in 2014.

A reconciliation of non-GAAP (adjusted) financial measures to comparable GAAP financial measures is provided in the notes to this release.

Siding, Fencing and Stone
Siding, Fencing and Stone's net sales totaled $190.0 million, a decrease of $2.1 million, or 1.1%, compared to $192.2 million in the fourth quarter of 2014. The net sales decrease for the fourth quarter of 2015 was predominantly related to the four fewer ship days in the fourth quarter of 2015 compared to 2014 and unfavorable foreign currency exchange rates partially offset by the Canyon Stone acquisition which contributed net sales of $6.9 million for the fourth quarter of 2015. Excluding Canyon Stone and the four fewer ship days, our Siding, Fencing and Stone net sales increased 5.7% for the fourth quarter of 2015 from favorable market demand for our products.

Gross profit margin for the fourth quarter of 2015 was 29.2%, an increase of 400 basis points from the 25.2% for the fourth quarter of 2014. The margin improvement primarily resulted from favorable material costs and lower freight expense partially offset by unfavorable foreign currency.

Windows and Doors
Windows and Doors' net sales totaled $240.4 million, a decrease of $17.5 million, or 6.8%, compared to $257.9 million in the fourth quarter of 2014. The net sales decrease for the fourth quarter of 2015 was primarily related to the four fewer ship days in the fourth quarter of 2015 compared to 2014, weaker demand in Western Canada and unfavorable foreign currency exchange rates. Excluding the four fewer ship days, net sales for the U.S. business increased 4.6% due to improvement in U.S. market conditions, higher average selling prices, and improved product mix.

Gross profit margin was 18.5% for the fourth quarter of 2015 increasing from 13.0% for the fourth quarter of 2014. The margin improvement primarily resulted from improved selling prices, realized acquisition synergies, favorable product mix and lower freight expense partially offset by unfavorable foreign currency.

Outlook
“As we enter 2016, we look forward to capitalizing on the momentum we’ve built over this past year,” said Mr. Robinette. “As the housing market in the U.S. continues to recover, we are well positioned to drive profitable growth and generate meaningful operating leverage and earnings. In addition, we remain committed to driving shareholder value and continuing to delever. In looking to the first quarter of 2016, and taking into account the seasonality of our business, we expect our quarterly adjusted EBITDA to be in the range of $11 to $16 million, which represents a meaningful year-over-year improvement of adjusted EBITDA.”

Webcast
Ply Gem management will host a webcast today, Monday, March 14, 2016 at 10:00 a.m. Eastern to discuss fourth quarter and full year results. To access the webcast, visit www.plygem.com and click on Investor Relations. The webcast link will be available under “Upcoming Events” as well as "Events & Presentations". If internet access is not available, please dial 877-201-0168, participant passcode 36385236. International participants, please dial 647-788-4901, participant passcode 36385236. A replay of the call will be available on our website through April 14th.

About Ply Gem
Ply Gem is a leading manufacturer of exterior building products in North America. Ply Gem produces a comprehensive product line of windows and patio doors, vinyl and aluminum siding and accessories, designer accents, cellular PVC trim and mouldings, vinyl fencing and railing, stone veneer, engineered slate roofing and gutterware, used in both new construction and home repair and remodeling in the United States and Canada. Ply Gem siding brands include Mastic Home Exteriors®, Variform®, NAPCO®, Mitten®, Cellwood®, Georgia-Pacific Vinyl Siding and Accessories, Durabuilt®, Ply Gem® Stone, Canyon Stone, Ply Gem® Trim and Mouldings, Ply Gem® Fence and Railing, Ply Gem® Shutters and Accents, Leaf Relief®, Leaf Logic®, and Monticello® Columns. Ply Gem windows and patio door brands include Ply Gem® Windows, Simonton® Windows, Mastic® Replacement Windows, Ply Gem® Canada, and Great Lakes® Window. The Company’s brands are sold through short-line and two-step distributors, pro dealers, home improvement dealers and big box retailers. Additionally, Ply Gem distributes a wide-variety of exterior building products including stone veneer, fencing, railing, windows, doors and architectural accents via export globally and offers installation services in western Canada under the Gienow® Renovations by Ply Gem brand. Ply Gem employs approximately 8,700 associates across North America. Visit www.plygem.com for more information.

Note: As used herein, the term “Ply Gem” or "Company" refers to Ply Gem Holdings, Inc. and all its subsidiaries, including Ply Gem Industries, Inc., unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations.

Forward-Looking Statements
This press release and oral statements made from time to time by our representatives may contain certain statements that are not historical facts, including information concerning possible or assumed future results of our operations. Those statements constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed in or implied by such forward-looking statements, including the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic and business conditions, conditions affecting the industries the Company serves and its customers, the rate of sales growth, availability of labor force and efficiencies, product liability claims, the Company's high degree of leverage and other factors discussed in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, including the Company’s most recent Annual and Quarterly Reports on Form 10-K and Form 10-Q. Many of these factors are outside of the Company’s control and all of these factors are difficult or impossible to predict accurately. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
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PLY GEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended
(Amounts in thousands, except share and per share data)	December 31, 2015	December 31, 2014

Net sales	$430,460	$450,119
Cost of products sold	330,553	368,125
Gross profit	99,907	81,994
Operating expenses:
Selling, general and administrative expenses	64,588	67,772
Amortization of intangible assets	6,402	6,299
Total operating expenses	70,990	74,071
Operating earnings	28,917	7,923
Foreign currency loss	(1,065)	(475)
Interest expense	(18,244)	(19,204)
Interest income	10	19
Tax receivable agreement liability adjustment	520	15,089
Income before provision for income taxes	10,138	3,352
Provision for income taxes	1,074	15,828
Net income (loss)	$9,064	$(12,476)
Net income (loss) attributable to common shareholders per share:
Basic	$0.13	$(0.18)
Diluted	$0.13	$(0.18)
Weighted average shares outstanding:
Basic	68,103,816	67,851,010
Diluted	68,162,127	67,851,010

	For the year ended
(Amounts in thousands, except share and per share data)	December 31, 2015	December 31, 2014

Net sales	$1,839,726	$1,566,643
Cost of products sold	1,420,014	1,258,842
Gross profit	419,712	307,801
Operating expenses:
Selling, general and administrative expenses	271,874	224,163
Amortization of intangible assets	25,306	22,140
Total operating expenses	297,180	246,303
Operating earnings	122,532	61,498
Foreign currency loss	(3,166)	(992)
Interest expense	(74,876)	(71,269)
Interest income	57	83
Tax receivable agreement liability adjustment	(12,947)	670
Loss on modification or extinguishment of debt	—	(21,364)
Income (loss) before benefit for income taxes	31,600	(31,374)
Benefit for income taxes	(688)	(105)
Net income (loss)	$32,288	$(31,269)

Net income (loss) attributable to common shareholders per share:
Basic	$0.47	$(0.46)
Diluted	$0.47	$(0.46)
Weighted average shares outstanding:
Basic	68,003,564	67,819,046
Diluted	68,106,493	67,819,046

The accompanying notes are an integral part of these unaudited condensed consolidated statements of operations.

1.    The accompanying unaudited condensed consolidated statements of operations of Ply Gem Holdings, Inc. (the “Company”) do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The selected balance sheet data for the periods presented in Note 5 has been derived from the December 31, 2015 and 2014 consolidated financial statements of the Company and does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

The Company’s fiscal quarters are based on periods ending on the Saturday of the last week in the quarter. Therefore the financial results of certain fiscal quarters will not be exactly comparable to the prior and subsequent fiscal quarters.

2.    We define adjusted EBITDA as net income (loss) plus interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization, non-cash foreign currency gain (loss), non-cash loss (gain) on modification or extinguishment of debt, restructuring and integration expenses, acquisition costs, customer inventory buybacks, tax receivable liability adjustments, litigation settlements, and excess purchase price from acquisitions allocated to inventories. Other companies may define adjusted EBITDA differently and, as a result, our measure of adjusted EBITDA may not be directly comparable to adjusted EBITDA of other companies. Management believes that the presentation of adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) internally measure our operating performance and (ii) determine our incentive compensation programs. In addition, the Company's senior secured asset-based revolving credit facility has certain covenants that apply ratios utilizing this measure of adjusted EBITDA.

Adjusted EPS represents basic and diluted net income (loss) per share attributed to common shareholders adjusted to exclude the estimated per share impact of the specifically identified items used to calculate adjusted EBITDA described above, adjusted at the statutory tax rate of 35%.

Although we use adjusted EBITDA and adjusted EPS as financial measures to assess the performance of our business, the use of adjusted EBITDA and adjusted EPS is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. Adjusted EBITDA and adjusted EPS included in this press release should be considered in addition to, and not as a substitute for, net earnings and earnings per share in accordance with GAAP as a performance measure. You are cautioned not to place undue reliance on adjusted EBITDA or adjusted EPS.

Certain amounts in this release have been subject to rounding adjustments. Accordingly, amounts shown as totals may not be the arithmetic aggregation of the individual amounts that comprise or precede them.

	Ply Gem Holdings, Inc.
(Amounts in thousands)	For the three months ended
	December 31, 2015	December 31, 2014
Net income (loss)	$9,064	$(12,476)
Interest expense, net	18,234	19,185
Provision for income taxes	1,074	15,828
Depreciation and amortization	14,092	14,554
EBITDA	42,464	37,091
Non cash loss on foreign currency transactions	1,065	475
Acquisition costs	9	477
Customer inventory buybacks	266	767
Restructuring/integration expense	(57)	2,287
Tax receivable agreement liability adjustment	(520)	(15,089)
Adjusted EBITDA	$43,227	$26,008

	Ply Gem Holdings, Inc.
	For the three months ended
	December 31, 2015	December 31, 2014
Basic net income per share attributable to common shareholders	$0.13	$(0.18)
Non cash loss on foreign currency transactions	0.01	—
Acquisition costs	—	—
Customer inventory buybacks	—	0.01
Restructuring/integration expense	—	0.02
Tax receivable agreement liability adjustment	—	(0.14)
Adjusted Basic EPS	$0.14	$(0.29)

Basic weighted average shares outstanding	68,103,816	67,851,010

Diluted net income per share attributable to common shareholders	$0.13	$(0.18)
Non cash loss on foreign currency transactions	0.01	—
Acquisition costs	—	—
Customer inventory buybacks	—	0.01
Restructuring/integration expense	—	0.02
Tax receivable agreement liability adjustment	—	(0.14)
Adjusted Diluted EPS	$0.14	$(0.29)

Diluted weighted average shares outstanding	68,162,127	67,851,010

	Ply Gem Holdings, Inc.
(Amounts in thousands)	For the year ended
	December 31, 2015	December 31, 2014
Net income (loss)	$32,288	$(31,269)
Interest expense, net	74,819	71,186
Benefit for income taxes	(688)	(105)
Depreciation and amortization	58,400	48,463
EBITDA	164,819	88,275
Non cash loss on foreign currency transactions	3,166	992
Acquisition costs	656	1,188
Customer inventory buybacks	957	1,555
Restructuring/integration expense	3,221	6,493
Non cash charge of purchase price allocated to inventories	54	38
Litigation settlement, net	(1,194)	5,000
Tax receivable agreement liability adjustment	12,947	(670)
Loss on modification or extinguishment of debt	—	21,364
Adjusted EBITDA	$184,626	$124,235

	Ply Gem Holdings, Inc.
	For the year ended
	December 31, 2015	December 31, 2014
Basic and diluted net loss per share attributable to common shareholders	$0.47	$(0.46)
Non cash loss on foreign currency transactions	0.03	0.01
Acquisition costs	0.01	0.01
Customer inventory buybacks	0.01	0.01
Restructuring/integration expense	0.03	0.06
Non cash charge of purchase price allocated to inventories	—	—
Litigation settlement, net	(0.01)	0.05
Tax receivable agreement liability adjustment	0.12	(0.01)
Loss on modification or extinguishment of debt	—	0.20
Adjusted EPS	$0.66	$(0.12)

Basic weighted average shares outstanding	68,003,564	67,819,046

Diluted net income per share attributable to common shareholders	$0.47	$(0.46)
Non cash loss on foreign currency transactions	0.03	0.01
Acquisition costs	0.01	0.01
Customer inventory buybacks	0.01	0.01
Restructuring/integration expense	0.03	0.06
Non cash charge of purchase price allocated to inventories	—	—
Litigation settlement, net	(0.01)	0.05
Tax receivable agreement liability adjustment	0.12	(0.01)
Loss on modification or extinguishment of debt	—	0.20
Adjusted Diluted EPS	$0.66	$(0.12)

Diluted weighted average shares outstanding	68,106,493	67,819,046

3.	Operating segment results for the three months and year ended December 31, 2015 and December 31, 2014 are as follows:

	For the three months ended
(Amounts in thousands)	December 31, 2015		December 31, 2014
Net sales
Siding, Fencing and Stone	$190,034	44%	$192,182	43%
Windows and Doors	240,426	56%	257,937	57%
	$430,460	100%	$450,119	100%
Gross profit
Siding, Fencing and Stone	$55,467	29%	$48,394	25%
Windows and Doors	44,440	18%	33,600	13%
	$99,907	23%	$81,994	18%

Operating earnings (loss)
Siding, Fencing and Stone	$28,533	15%	$23,605	12%
Windows and Doors	6,238	3%	(9,867)	(4)%
Unallocated	(5,854)	(1)%	(5,815)	(1)%
	$28,917	7%	$7,923	2%

	For the year ended
(Amounts in thousands)	December 31, 2015		December 31, 2014
Net sales
Siding, Fencing and Stone	$840,118	46%	$801,601	51%
Windows and Doors	999,608	54%	765,042	49%
	$1,839,726	100%	$1,566,643	100%
Gross profit
Siding, Fencing and Stone	$238,326	28%	$209,288	26%
Windows and Doors	181,386	18%	98,513	13%
	$419,712	23%	$307,801	20%

Operating earnings (loss)
Siding, Fencing and Stone	$134,654	16%	$113,089	14%
Windows and Doors	18,195	2%	(27,660)	(4)%
Unallocated	(30,317)	(2)%	(23,931)	(2)%
	$122,532	7%	$61,498	4%

4.	Long-term debt amounts in the selected balance sheets at December 31, 2015 and December 31, 2014 consisted of the following:

	December 31, 2015	December 31, 2014
(Amounts in thousands)

Senior secured asset based revolving credit facility	$—	$—
6.50% Senior notes due 2022, net of
unamortized early tender premium and
discount of $45,294 and $51,040, respectively	604,706	598,960
Term Loan due 2021, net of
unamortized early tender premium and
discount of $28,018 and $32,518, respectively	394,457	394,257
	$999,163	$993,217
Less current portion of long-term debt	(4,300)	(4,300)
	$994,863	$988,917

5. The following is a summary of selected balance sheet amounts at December 31, 2015 and December 31, 2014:

	December 31, 2015	December 31, 2014
(Amounts in thousands)

Cash and cash equivalents	$109,425	$33,162
Accounts receivable, less allowances	195,165	187,679
Inventories	150,403	179,913
Prepaid expenses and other current assets	24,647	31,808
Property and equipment, net	161,003	160,967
Intangible assets, net	128,384	147,709
Goodwill	477,739	476,112
Accounts payable	74,496	84,164
Payable to related parties pursuant to tax receivable agreement- non-current	20,811	10,917
Long-term debt	994,863	988,917
Stockholders' deficit	(76,813)	(96,668)

Ply Gem Holdings, Inc.
Investor Relations Contact:
investors@plygem.com
919-677-3901